Exhibit T3B.2.15

LIMITED LIABILITY COMPANY AGREEMENT
OF

JUNIPER RX, LLC

This Limited Liability Company Agreement (this “Agreement”) of Juniper Rx, LLC, a Delaware limited liability company (the “Company”), is hereby adopted by Rite Aid Hdqtrs. Corp., a Delaware limited liability company, as the sole member of the Company (“Rite Aid”), this 1st day of March, 2022, in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended (the “Act”), to govern the affairs of the Company and the conduct of its business.

1.             Formation. The Company was formed on March 1, 2022, when its Certificate of Formation (the “Certificate”) was filed with the Secretary of State of the State of Delaware pursuant to and in accordance with the Act.

2.             Name. The name of the Company is Juniper Rx, LLC.

3.             Purpose. The purpose for which the Company is organized is to transact any and all lawful business for which limited liability companies may be formed under the Act and which is not forbidden by the law of the jurisdiction in which the Company engages in that business.

4.             Registered Office; Registered Agent. The registered office and registered agent of the Company in the State of Delaware shall be as specified in the Certificate.

5.             Principal Office. The principal office of the Company (at which the books and records of the Company shall be maintained) shall be at such place as the “Member” (as hereinafter defined) may designate, which need not be in the State of Delaware. The Company may have such other offices as the Member may designate.

6.             Member. Rite Aid is the sole member of the Company owning all of the limited liability company interests (as defined in the Act) of the Company. The term “Member” as used in this Agreement means Rite Aid, in its capacity as a member of the Company, and any person hereafter admitted to the Company as a member. A Member shall not cease to be a member of the Company upon the occurrence of any event described in Section 18-304 of the Act.

7.             Powers. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 3, including any and all powers set forth in the Act.

8.             Term. The term of the Company commenced on the date of the filing of the Certificate and shall be perpetual, unless it is dissolved sooner as a result of: (a) the written election of the members of the Company, (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act, or (c) the occurrence of an event that causes there to be no members of the Company, unless the Company is continued in accordance with the Act. No other event shall cause a dissolution of the Company.

9.             Capital Contributions. The Member shall make capital contributions to the Company at such times and in such amounts as determined by the Member. All capital contributions made by the Member to the Company shall be credited to the Member’s account.

10.           Distributions. The Company shall make cash distributions to the Member at such times and in such amounts as may be determined by the Member. The Company may make non-cash distributions to the Member at such times and in such forms as may be determined by the Member.

11.           Management by Member. The management of the Company is fully reserved with the Member, and the Company shall not have managers. Subject to the provisions of the Act, all management powers over the business and affairs of the Company shall be exclusively vested in the Member.

12.           Indemnification.

(a)         The Member and employees of the Company or an affiliate thereof (individually, an “Indemnitee”) may, upon approval of the Member, be indemnified and held harmless by the Company from and against any and all losses, claims, damages, judgments, liabilities, obligations, penalties, settlements and reasonable expenses (including legal fees) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of his status as a member of the Company or employee of the Company or an affiliate thereof, regardless of whether the Indemnitee continues to be a member of the Company or employee or an affiliate thereof at the time any such liability or expense is paid or incurred, unless such indemnification would not be permitted under Delaware law if the Company were a corporation formed under such laws.

(b)         The Company may purchase and maintain insurance on behalf of such persons as the Member shall determine against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

(c)         Expenses incurred by any Indemnitee in defending any claim with respect to which such Indemnitee may be entitled to indemnification by the Company hereunder (including without limitation reasonable attorneys’ fees and disbursements) may, to the maximum extent that would be permitted under Delaware law if the Company were a corporation formed under such laws, be advanced by the Company prior to the final disposition of such claim, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay the advanced amount of such expenses if it shall ultimately be determined that the Indemnitee is not entitled to indemnification by the Company under Section 12(a).

(d)         The indemnification provided in this Section 12 is for the benefit of the Indemnitees and shall not be deemed to create any right to indemnification for any other persons.

13.          Exculpation. Neither the Member nor any owner, officer, manager, director or employee of the Company or the Member shall be liable, responsible or accountable in damages or otherwise to the Company or the Member for any action taken or failure to act (EVEN IF SUCH ACTION OR FAILURE TO ACT CONSTITUTED THE NEGLIGENCE OF A PERSON, INCLUDING THE PERSON FOR WHOM EXCULPATION IS SOUGHT HEREUNDER) on behalf of the Company within the scope of the authority conferred on the person described in this Agreement or by law unless such act or omission was performed or omitted fraudulently or constituted gross negligence or willful misconduct. To the extent that, at law or in equity, the Member or any owner, officer, manager, director or employee of the Company or the Member have duties (including fiduciary duties) and liabilities relating to the Company, the Member or any owner, officer, manager, director or employee of the Company or the Member acting under this Agreement shall not be liable to the Company or the Member for their reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities owed to the Company or the Member by the Member or any owner, officer, manager, director or employee of the Company or the Member otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of the Member or any owner, officer, manager, director or employee of the Company or the Member.

14.          Mergers and Exchanges. Subject to the requirements of the Act, the Company may be a party to a merger, consolidation, share or interest exchange or other transaction authorized by the Act.

15.          Amendments to this Agreement. The power to alter, amend, restate or repeal this Agreement or to adopt a new limited liability company agreement is vested in the Member. This Agreement may be amended, modified, supplemented or restated in any manner permitted by applicable law and approved by the Member.

16.          Authorized Person. The execution by Alyssa Parrish, as an “authorized person” within the meaning of the Act, of the Certificate and the filing of the Certificate with the Secretary of State of the State of Delaware are hereby ratified, confirmed and approved. Upon the filing of the Certificate with the Secretary of State of the State of Delaware, Alyssa Parrish’s powers as an “authorized person” ceased.

17.          Tax Matters. For so long as the Member is the only member of the Company, it is intended that the Company be disregarded as an entity separate from the Member for U.S. federal tax purposes and, where applicable, for all relevant state and local tax purposes and that the activities of the Company be deemed to be the activities of the Member for such tax purposes; provided, that the Company is not intended to be and shall not be disregarded as an entity for any purpose other than such tax purposes. All provisions of the Certificate and this Agreement are to be construed so as to preserve that tax status under those circumstances. At such time as the Company has more than one member that is recognized for U.S. federal tax purposes, appropriate adjustments shall be made to this Agreement to account for the formation of a partnership for U.S. federal tax purposes as well as for distributions, maintenance of capital accounts and the allocation of profits and losses.

18.          Construction. Unless the context otherwise requires: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Sections refer to Sections of this Agreement; and (c) words used in the singular shall also denote the plural, and words used in the plural shall also denote the singular. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19.          Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to principles of conflict of laws), all rights and remedies being governed by said laws.

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